EXHIBIT 23

                    CONSENT OF INDEPENDENT REGISTERED PUBLIC
                                 ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-39647, No. 33-45167 and 33-46719) of Trimble Navigation Limited of our report dated May 24, 2005, with respect to the Statements of Net Assets Available for Benefits of the Trimble Navigation Savings and Retirement Plan as of December 31, 2004 and 2003, the related Statements of Changes in Net Assets Available for Benefits for the years then ended, and the related Supplemental Schedule H, line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K of the Trimble Navigation Savings and Retirement Plan.


/s/ Mohler, Nixon & Williams
----------------------------

MOHLER, NIXON & WILLIAMS
Accountancy Corporation

Campbell, California
June 22, 2005